UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 28, 2017

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	000-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

4643 S. Ulster Street, Suite 970, Denver, CO	80237
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 993-3200

(Former Name, Former Address or Former Fiscal Year, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 28, 2017 (the “Effective Date”), U.S. Energy Corp. (the “Company”) entered into a fifth amendment (the “Fifth Amendment”) to its Amended and Restated Credit Agreement, dated July 30 2010, as amended (the “Credit Agreement”), among Energy One LLC (“Energy One”), the Company, and APEG Energy II, L.P. (“APEG”).

The Fifth Amendment provides for, among other things: (i) an extension of the maturity date of borrowings under the Credit Agreement to July, 30, 2019; (ii) beginning on the Effective Date, interest shall accrue on the outstanding principal balance of the loans under the Credit Agreement at a rate of 8.75% per annum; (iii) a limited release and waiver with respect to the Company’s non-compliance with any and all financial covenants of the Credit Agreement for all historical quarterly financial reporting periods through March 31, 2017; and (iv) the amendment of financial coverage ratio covenants such that the Company’s PDP Coverage Ratio and Current Ratio (as those terms are defined in the Fifth Amendment) shall not be less than 1.2 to 1.0 and 1.0 to 1.0 respectively.

The foregoing description of the Fifth Amendment is a summary only and is qualified in its entirety by reference to the Fifth Amendment, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 - Fifth Amendment to Credit Agreement among Energy One LLC, U.S. Energy Corp., and APEG Energy II, L.P. dated June 28, 2017

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Corp.

Dated: June 30, 2017	By:	/s/ Ryan Smith
Ryan Smith
Chief Financial Officer